IN THE UNITED STATES DISTRICT COURT

FOR THE WESTERN DISTRICT OF OKLAHOMA

SECURITIES AND EXCHANGE COMMISSION,       )
                                                                         )
                                         Plaintiff,                          )
                                                                         )
v.                                                                     )                 Case No. CIV-00-1375-R
                                                                         )
BROADBAND WIRELESS INTERNATIONAL          )
CORPORATION, a Nevada Corporation;                     )
BROADCOM WIRELESS COMMUNICATIONS       )
CORPORATION, an Oklahoma Corporation;              )
IVAN W. WEBB, and                                                       )
DONALD L. KNIGHT,                                                      )
                                                                        )
                                                     Defendants,                   )
                                                                        )
and                                                                                       )
                                                                        )
BLACK GIANT RESOURCES CORPORATION,        )
an Oklahoma Corporation;                                              )
BROADBAND WIRELESS COMMUNICATIONS    )
CORPORATION, an Oklahoma Corporation;              )
MEDSCAN TECHNOLOGIES, INC., an Oklahoma     )
Corporation; and                                                               )
KIMBERLY KNIGHT,                                                       )
                                                                                              )
                                                     Relief Defendants.        )

FOURTH PRELIMINARY REPORT OF TEMPORARY RECEIVER

     Peter B. Bradford, Temporary Receiver, ("TR") was appointed by this Court on August 11, 2000, pursuant to this Court's Order of that date and was directed to take the actions described in the Order with respect to Defendants Broadband Wireless International Corporation, Broadcom Wireless Communications Corporation, and Relief Defendants Black Giant Resources Corporation, Broadband Wireless Communications Corporation and Medscan Technologies, Inc. Preliminary Reports of Temporary Receiver were filed herein on September 15, 2000, November 1, 2000 AND January 4, 2001. This report will focus on activities of TR since January 4, 2001.

FINANCIAL INFORMATION

     Pursuant to the August 11, 2000 Order Appointing the Temporary Receiver, TR and his legal counsel have taken custody and control of Receivership Assets.

     The Receiver established a bank account at MidFirst Bank, Oklahoma City on August 14, 2000, into which all receipts by TR have been deposited and from which payments authorized by this Court have been made. As of March 31, 2001, the non-interest bearing checking account has a balance of $21,714.24 and the money market account balance is $206,409.95, for a total of $228,124.19. Current indebtedness totals $53,601.57. A copy of the trial balance sheet for Broadband is attached.

BUSINESS ACTIVITIES OF THE RECEIVER

     Based on test results conducted by Ron Harris, a technology consultant to Broadband, the Receiver filed an application with the Court on January 12, 2001 to permit Broadband Wireless International Corporation to commence business operations. The Court granted the Receiver's application on February 9, 2001 and entered an order permitting Broadband to commence business operations. In connection with that order, the Court directed the Receiver to retire the debenture held by Stephen R. Cox by payment of the debenture principal and accrued interest. The Receiver was required to and did pay Mr. Cox the principal amount of $150,000.00 plus interest totaling $11,043.22. This leaves Broadband with only one outstanding note, that of $50,000.00 payable to Signature Motorcars which is controlled by Bill Miertschin of Dallas, Texas.

     Pursuant to the Court's Order permitting Broadband to commence business operations it has engaged Ron Harris of Edmond, Oklahoma as Chief Operating Officer of the company and Mr. John Shawver as technical assistant to Mr. Harris, as well as Ms. Christella Allen of Austin, Texas as a market consultant to the company in connection with Native American market opportunities.

     Through the efforts of Mr. Harris and the Board of Directors Broadband has entered into agreements with the American Bank & Trust Company of Edmond, Oklahoma and Republic Bank of Norman, Oklahoma to provide wireless communication services for those banks to and from their branch offices in Central Oklahoma. In addition, Broadband has entered into an agreement with Banc Leasing.com of McKinney, Texas under which Banc Leasing will provide and assist Broadband in marketing wireless communication services to Banc Leasing's banking clients throughout the United States. Installation of the first wireless network for the Edmond bank has been completed and installation of the Norman bank system is underway.

     Assuming that business activities of Broadband increase and continue to grow through the above described activities the Receiver intends to seek approval from this Court to submit an ongoing strategic business plan for the company which would permit the infusion of additional operating capital and a new business operation which is devoid of previous securities and operational liabilities.

SETTLEMENT ACTIVITIES

Since Receiver's last report, he has entered into a settlement agreement with M.L. Tony Braxton of Fort Worth, Texas under which Mr. Braxton has transferred cash and assets with a total value in excess of $350,000.00. In addition, the Receiver has been engaging in settlement negotiations with the company's former president, Ivan Webb to settle all disputes between the

 Receiver and Mr. Webb. It is contemplated that agreement will be finalized shortly and will result in assets coming into the Receivership with a value in excess of $300,000.00.

FUTURE ACTIVITIES

     The Receiver is continuing to pursue lawsuits against third parties. Specifically, there are actions pending in this Court against Don Dickson, a former shareholder and officer of Broadcom and against Curtis Wilson, a former officer, director and shareholder of Broadband and related companies. Status conferences have been held in those actions with the federal judges assigned to those cases and it is anticipated that those cases will be resolved by the Summer of 2001.

THE OTHER RECEIVERSHIP DEFENDANTS AND RELIEF DEFENDANTS

     Co-Defendant Don Knight is still absent from this jurisdiction and is believed to be in Costa Rica. The SEC has conducted depositions of Kimberly Knight and Don Dixon concerning their knowledge of Broadband activities. Additional discovery and legal action by the SEC is likely in the second quarter of 2001.

RECOMMENDATION

     TR recommends that the Receivership continue until May 15, 2001 to permit the recovery of additional assets and a recommendation to be made by the Receiver within that time as to future business activities of the company and the disposition of the other Receiver Defendants. TR will continue to disseminate information to shareholders and the public through press releases, the Broadband website and through required filings with the Securities and Exchange Commission.

Dated this 6th day of April, 2001.

                                                                                                                         /s/ Peter B. Bradford
                                                                                                                      PETER B. BRADFORD, OBA #1044
                                                                                          Conner & Winters, P.C.
                                                                                                                      One Leadership Square
                                                                                                                      211 N. Robinson, Ste. 1750
                                                                                                                      Oklahoma City, Oklahoma 73102
                                                                                                                      (405) 272-5711
                                                                                                                      (405) 232-2695 Facsimile

                                                                                          TEMPORARY RECEIVER FOR
                                                                                          BROADBAND WIRELESS
                                                                                          INTERNATIONAL CORPORATION, ET AL

CERTIFICATE OF SERVICE

On this 6th day of April, 2001, a true and correct copy of the above and foregoing document was mailed to the following counsel of record:

Harold R. Loftin, Jr.
801 Cherry Street, Suite 1900
Fort Worth, Texas 76102

Richard Hewitt
104 Houston Street, Ste. D
Roanoke, Texas 76262

                                                                                             /s/  Peter B. Bradford
                                                                                           Peter B. Bradford

BROADBAND WIRELESS INTERNATIONAL CORPORATION
TRIAL BALANCE SHEET

March 31, 2001

ASSETS

1.	Cash on hand	$228,124.19
2.	Accounts receivable	$183,430.00
3.	Business equipment owned	$17,129.09
3a.	Stock held for investment	$1,750.00
	Total Assets	$430,433.28

LIABILITIES

4.	Cash on hand	$53,601.57
5.	Accounts receivable	$50,000.00
	Total Liabilities	$103,601.57

                            Net Worth            $326,831.71